                                                       Exhibit 99.1

FLEETWOOD REPORTS FISCAL 2007 FOURTH QUARTER
AND FULL YEAR FINANCIAL RESULTS

— Conference Call to Be Conducted Today at 1:30 p.m. EDT —

Riverside, Calif., July 12, 2007 — Fleetwood Enterprises, Inc. (NYSE:FLE) announced today financial results for the fiscal 2007 fourth quarter and full year ended April 29, 2007.

Consolidated Results

Consolidated revenues for the fourth quarter of fiscal 2007 declined 16 percent to $508.4 million from $602.6 million in the same period of the prior year. Fleetwood’s consolidated operating loss was $18.6 million versus operating income of $8.3 million in the fourth quarter of the prior year. The Company’s net loss, which included results from discontinued operations, was $39.2 million, or $0.61 per share, compared to net income of $1.7 million, or $0.03 per share, in the fourth quarter last year. The current quarter loss included one-time severance costs of $10.2 million, or $0.16 per share, associated with the closure of five travel trailer plants and a non-cash adjustment to the Company’s deferred tax asset of $11.1 million, or $0.17 per share. In total, these costs were $21.3 million, or $0.33 per share.

For fiscal year 2007, consolidated revenues fell 17 percent to $2.01 billion from $2.43 billion in the prior year. Fleetwood’s consolidated operating loss was $67.0 million versus operating income of $29.5 million in the prior year. The net loss totaled $90.0 million, or $1.41 per share, compared to a net loss of $28.4 million, or $0.48 per share, in fiscal 2006. The fiscal 2007 loss included severance costs of $14.0 million, or $0.22 per share, and adjustments to the Company’s deferred tax asset of $14.7 million, or $0.23 per share.

“Despite the significant restructuring costs from plant closures, the fourth quarter operating loss was, as expected, narrower than the third quarter,” said Elden L. Smith, president and chief executive officer. “The difficult market environment was particularly evident in our travel trailer division, where poor operating results prompted us to reduce manufacturing capacity by closing five smaller or underperforming travel trailer plants. We have also made significant improvements to our model year 2008 travel trailers and streamlined our product offering. We have been gratified by the reaction to the early shipments of our ‘08 travel trailer products. We believe that our company-wide efforts to eliminate inefficiencies, curtail costs, and increase revenues through enhanced products will provide a foundation for Fleetwood’s consistent operational improvement. These factors combined with more efficient operations are expected to yield considerably better financial results in the next year.”

Fourth Quarter Results by Business Segment

Recreational vehicle sales were down 11 percent to $382.0 million from $430.2 million in the fourth quarter of the prior year. The RV Group incurred a quarterly operating loss of $18.4 million compared to the prior-year fourth quarter operating profit of $2.2 million, which was aided by $33 million in sales of emergency living units provided by the travel trailer division in support of FEMA’s disaster relief effort. Motor home sales for the quarter increased by 12 percent, and the division generated operating income of $11.5 million, its best performance in more than two years. These results were encouraging, but were overshadowed by losses in the travel and folding trailer divisions, including the restructuring costs.

Revenues for the Housing Group dropped 26 percent to $116.9 million from $157.5 million in the fourth quarter of the prior year. Despite the sharp decline in revenues, the Housing Group generated operating income of $1.7 million, compared with $6.6 million in last year’s fourth quarter.

Fiscal Year Results by Business Segment

Recreational vehicle sales for the full fiscal year declined 11 percent to $1.44 billion from $1.61 billion in the prior year. The RV Group’s operating loss was $62.4 million, compared to operating income of $0.2 million last year. The travel trailer division’s results were responsible for the swing, as the division lost $65.3 million in fiscal 2007 but earned $1.1 million in the previous year.

Fleetwood’s Housing Group revenues fell 35 percent to $518.3 million from $795.6 million in the prior year, or by 27 percent excluding FEMA sales of $86.8 million in fiscal 2006. The Group posted a loss of $2.6 million, compared to the prior year’s operating income of $38.8 million. In addition to the steep decline in revenues, the comparison was also impacted by higher labor efficiencies associated with FEMA unit production in the prior year.

Balance Sheet Changes

As a result of the net loss for the year and the redemption of $50 million in debt securities, cash and marketable securities on Fleetwood’s balance sheet declined by almost $70 million year over year. At the same time, total debt, including the credit facility, dropped by almost $56 million. Despite the reduction in cash, the year-end balance sheet reflects more than $70 million in liquid assets; and liquidity, as defined under the Company’s secured credit facility (bank cash balances plus unused borrowing availability), stood at $117.4 million, well in excess of the $50 million benchmark set in the credit agreement for testing financial covenants. Over the course of the year, the Company sold six idle facilities, generating more than $10 million in proceeds and $4 million in gains. Fleetwood will continue to aggressively market idle real estate properties in fiscal 2008 as part of its strategy to deploy capital as effectively as possible.

“The recent three-year renewal of the bank credit agreement on favorable terms, along with the amendment finalized shortly after fiscal year end, affords the Company good financial flexibility and resets covenant requirements that reflect recent restructuring decisions and management’s expectations of financial results,” Smith said. “We anticipate that current cash balances, borrowing capacity under the credit facility and improved cash flow from operations will provide the resources needed to execute our business strategies as we move forward.

First Quarter Outlook

“A successful turnaround of our travel trailer business will be key to the extent and timing of our financial improvement in fiscal 2008,” Smith said. “In all other areas of our business, we believe we are positioned well for the current markets, as evidenced by backlogs that are improved and healthy in motor homes and improving in housing (up 36 percent and 58 percent respectively from the prior year as of the end of the quarter). The strength of the manufactured housing market continues to vary widely by geographic area, but despite the uncertain environment, we are increasingly optimistic about our Housing Group’s prospects.

“Although market conditions in all of our businesses remain flat or worse than last year at this time, we expect improved operating results for the first quarter of fiscal 2008 compared to the prior year,” Smith concluded. “We have created a more cost-efficient structure and believe that we are gaining market share in some key segments. As a result, operating results (before interest and taxes) for the first quarter of fiscal 2008 should be close to the breakeven level.”

Conference Call Information

On Thursday, July 12, 2007, the Company will host a conference call beginning at 1:30 p.m. EDT to review the results of operations for the fiscal 2007 fourth quarter and full year. The conference call will be broadcast live over the Internet at www.streetevents.com and www.earnings.com. It also will be accessible from the Company’s website, www.fleetwood.com, in the Investor Relations section. An archive of the call will be available at all three websites shortly after the call concludes.

About Fleetwood

Fleetwood Enterprises, Inc., through its subsidiaries, is a leading producer of recreational vehicles and manufactured homes. This Fortune 1000 company, headquartered in Riverside, Calif., is dedicated to providing quality, innovative products that offer exceptional value to its customers. Fleetwood operates facilities strategically located throughout the nation, including recreational vehicle, manufactured housing and supply subsidiary plants. For more information, visit the Company’s website at www.fleetwood.com.

This press release contains certain forward-looking statements and information based on the beliefs of Fleetwood’s management as well as assumptions made by, and information currently available to, Fleetwood’s management. Such statements, such as those regarding improved efficiency, adequate liquidity, market share gains, and improving operating results, reflect the current views of Fleetwood with respect to future events and are subject to certain risks, uncertainties, and assumptions, including risk factors identified in Fleetwood’s 10-K and other SEC filings. These risks and uncertainties include, without limitation, the lack of assurance that we will regain sustainable profitability in the foreseeable future; the effect of ongoing weakness in the manufactured housing market and more recent weakness in the recreational vehicle market; the effect of global tensions, fuel prices, interest rates, and other factors on consumer confidence, which in turn may reduce demand for our products, particularly recreational vehicles; the availability and cost of wholesale and retail financing for both manufactured housing and recreational vehicles; our ability to comply with financial tests and covenants on existing debt obligations; our ability to obtain the financing we will need in the future to execute our business strategies; the cyclical and seasonal nature of both the manufactured housing and recreational vehicle industries; expenses and uncertainties associated with the entry into new business segments or the manufacturing, development, and introduction of new products; the potential for excessive retail inventory levels in the manufactured housing and recreational vehicle industries; the volatility of our stock price; repurchase agreements with floorplan lenders, which could result in increased costs; potential increases in the frequency of product liability, wrongful death, class action, and other legal actions; and the highly competitive nature of our industries.

(tables to follow)

Fleetwood Enterprises, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share data)

	13 Weeks Ended		52 Weeks Ended	53 Weeks Ended
	April 29, 2007	April 30, 2006	April 29, 2007	April 30, 2006
Net Sales:
RV Group	$382,017	$430,202	$1,441,810	$1,612,217
Housing Group	116,926	157,472	518,258	795,596
Supply Group	9,463	14,884	47,854	50,214
Intercompany Housing Group sales	—	—	—	(25,627)
	508,406	602,558	2,007,922	2,432,400

Cost of products sold	436,364	503,177	1,730,536	2,009,708
Gross profit	72,042	99,381	277,386	422,692

Operating expenses	81,042	90,916	331,900	387,133
Other operating expenses, net	9,629	138	12,502	6,054
	90,671	91,054	344,402	393,187

Operating income (loss)	(18,629)	8,327	(67,016)	29,505
Other income (expense):
Investment income	1,201	1,360	5,902	5,437
Interest expense	(9,684)	(6,838)	(28,457)	(29,662)
Other, net	—	—	18,530	—
	(8,483)	(5,478)	(4,025)	(24,225)
Income (loss) from continuing operations before income taxes	(27,112)	2,849	(71,041)	5,280
Provision for income taxes	(11,768)	—	(16,609)	(11,345)
Income (loss) from continuing operations	(38,880)	2,849	(87,650)	(6,065)

Loss from discontinued operations, net	(338)	(1,187)	(2,311)	(22,372)

Net income (loss)	$(39,218)	$1,662	$(89,961)	$(28,437)

	Basic	Diluted	Basic	Diluted	Basic	Diluted	Basic	Diluted

Net, income (loss) per common share:
Income (loss) from continuing operations	$(0.61)	$(0.61)	$0.04	$0.04	$(1.37)	$(1.37)	$(0.10)	$(0.10)
Loss from discontinued operations	—	—	(0.01)	(0.01)	(0.04)	(0.04)	(0.38)	(0.38)

Net income (loss) per common share	$(0.61)	$(0.61)	$0.03	$0.03	$(1.41)	$(1.41)	$(0.48)	$(0.48)

Weighted average common shares	64,058	64,058	63,820	64,521	63,964	63,964	59,506	59,506

Fleetwood Enterprises, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	April 29, 2007	January 28, 2007	April 30, 2006
	(Unaudited)
ASSETS

Cash	$52,128	$9,722	$123,141
Marketable investments - available for sale	24,161	24,005	22,768
Receivables	123,535	139,131	154,493
Inventories	174,910	198,243	177,832
Deferred taxes benefits - current	7,847	13,104	14,374
Other current assets	11,256	13,782	16,851
Total current assets	393,837	397,987	509,459

Property, plant and equipment, net	192,229	198,059	217,458
Deferred taxes benefits - non-current	46,488	52,367	54,682
Cash value of Company-owned life insurance, net	22,956	23,113	29,938
Goodwill and intangible assets	6,316	6,316	6,316
Other assets	41,345	43,073	44,182

Total assets	$703,171	$720,915	$862,035

LIABILITIES & SHAREHOLDERS’ EQUITY

Accounts payable	$52,226	$53,328	$65,333
Employee compensation and benefits	50,766	39,423	53,267
Federal and state income taxes	2,961	1,315	2,217
Product warranty reserves	45,926	45,015	45,488
Insurance reserves	18,629	17,616	17,531
Other short-term borrowings	7,314	19,785	7,476
Accrued interest	7,526	6,689	7,197
Other current liabilities	69,970	64,959	67,728
Total current liabilities	255,318	248,130	266,237

Deferred compensation and retirement benefits	28,237	28,703	33,609
Product warranty reserves	23,253	22,165	21,635
Insurance reserves	34,560	34,341	36,268
Convertible senior subordinated debentures	100,000	100,000	100,000
Convertible subordinated debentures	160,142	160,142	210,142
Other long-term debt	17,508	3,880	23,199

Total liabilities	619,018	597,361	691,090

Commitments and contingencies

Shareholders’ equity:
Common stock	64,111	64,041	63,878
Additional paid-in capital	493,174	492,034	488,906
Accumulated deficit	(475,194)	(435,976)	(385,233)
Accumulated other comprehensive income	2,062	3,455	3,394

Total shareholders’ equity	84,153	123,554	170,945

Total liabilities and shareholders’ equity	$703,171	$720,915	$862,035

Fleetwood Enterprises, Inc.

BUSINESS SEGMENT AND UNIT SHIPMENT INFORMATION

(Dollar amounts in thousands)

	13 Weeks Ended		52 Weeks Ended	53 Weeks Ended
	April 29, 2007	April 30, 2006	April 29, 2007	April 30, 2006
REVENUES:
Motor homes	$278,201	$249,491	$961,925	$976,698
Travel trailers	83,725	158,076	391,310	551,501
Folding trailers	20,091	22,635	88,575	84,018
RV Group	382,017	430,202	1,441,810	1,612,217
Housing Group	116,926	157,472	518,258	795,596
Supply Group	9,463	14,884	47,854	50,214
Intercompany Housing Group sales	—	—	—	(25,627)
	$508,406	$602,558	$2,007,922	$2,432,400
OPERATING INCOME (LOSS):
Motor homes	$11,489	$1,381	$12,122	$5,364
Travel trailers	(23,420)	2,414	(65,301)	1,067
Folding trailers	(6,511)	(1,601)	(9,237)	(6,215)
RV Group	(18,442)	2,194	(62,416)	216
Housing Group	1,705	6,569	(2,614)	38,818
Supply Group	263	15	1,655	2,244
Corporate and other	(2,155)	(451)	(3,641)	(11,773)
	$(18,629)	$8,327	$(67,016)	$29,505
UNITS SOLD:
Recreational vehicles -
Motor homes	2,386	2,201	8,496	9,074
Travel trailers	4,566	9,363	22,035	34,425
Folding trailers	2,324	2,981	10,223	11,075
	9,276	14,545	40,754	54,574
Manufactured housing -
Factory shipments	3,057	4,109	13,257	22,681
Less intercompany	—	—	—	(673)
Total shipments from continuing operations	12,333	18,654	54,011	76,582
Retail housing sales	—	—	—	1,393
Total Company shipments	12,333	18,654	54,011	77,975